Exhibit 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Cawley, Gillespie & Associates, Inc., hereby consents to the incorporation by reference in this Registration Statement on Form S-8 to the references to our firm, in the context in which they appear, and to the references to and the incorporation by reference of our summary report dated January 16, 2024 included in the Annual Report on Form 10-K of Amplify Energy Corp. for the fiscal year ended December 31, 2023, as well as in the notes to the financial statements included therein.

By:	/s/ Matthew K. Regan
Name:	Matthew K. Regan
Title:	Vice President

Cawley, Gillespie & Associates, Inc.

Texas Registered Engineering Firm F-693

Austin, Texas

May 31, 2024